Exhibit 99.1

eFFECTOR Therapeutics Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Presented positive interim results at ASCO 2022 from ongoing zotatifin Phase 1/2 dose escalation and expansion trial

Appointed Doug Warner, M.D., as chief medical officer

SAN DIEGO and REDWOOD CITY, Calif., August 9, 2022 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“We made significant progress in our clinical programs during the second quarter, and we are thrilled to welcome our new chief medical officer, Doug Warner, who joins at an optimal time to advance both tomivosertib and zotatifin into late-stage development,” said Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “The encouraging interim first-in-human data from our phase 1/2 zotatifin clinical trial presented at ASCO showed that zotatifin was generally well tolerated with early signals of clinical activity in patients with ER+ breast cancer. In addition, pharmacodynamic markers collected from the ongoing clinical trial showed down regulation of a select set of oncogenic drivers, consistent with the drug’s mechanism. We have advanced to Stage 2 of the Simon 2-stage trial design in the cohort of patients treated with zotatifin and fulvestrant after progressing on a CDK4/6 inhibitor and endocrine therapy, and are opening a new cohort in patients with ER+ breast cancer with Cyclin D1 amplification.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by stimulating activation, delaying exhaustion, and prolonging the memory of T cells.

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Enrollment continues in Phase 2b KICKSTART trial in NSCLC. KICKSTART trial includes patients in two cohorts: (1) “PD-L1 ≥50% cohort” for patients with PD-L1 expression ≥50% who will receive tomivosertib or placebo in combination with pembrolizumab as their initial therapy; and (2) “PD-L1 ≥1% cohort” for patients with PD-L1 expression ≥1% who will receive tomivosertib or placebo in combination with pembrolizumab as maintenance therapy immediately after completing the platinum-based chemotherapy doublet phase of their frontline treatment without disease progression. The company plans to enroll approximately 60 patients in each cohort. Primary data readouts from both cohorts are anticipated in the first half of 2023.

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A, designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance.

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At ASCO 2022, eFFECTOR reported positive interim results from Phase 1/2 dose escalation and expansion trial. eFFECTOR had previously completed the Phase 1 portion of this ongoing Phase 1/2 clinical trial in patients with solid tumors and is currently enrolling patients in multiple Phase 2a open-label expansion cohorts in patients with solid tumors, including ER+ breast cancer and KRAS G12C non-small cell lung cancer (NSCLC). As of the cutoff date of March 4, 2022, interim results showed that zotatifin was generally well tolerated, resulted in suppression of multiple oncogenic drivers consistent with the drug’s mechanism of action, and demonstrated initial signals of clinical activity. Treatment emergent adverse events (TEAEs) related to zotatifin were mostly mild, readily managed and reversible. TEAEs included fatigue, anemia, diarrhea, vomiting, and nausea. In the 25 patients who received the recommended Phase 2 dose, none exhibited zotatifin-related Grade 3, 4, or 5 TEAEs.

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In Part 2 of the trial, early signals of clinical activity were observed in two patients with ER+ breast cancer. One patient, with amplified Cyclin D1 and an estrogen receptor (ESR1) mutation who had progressed on prior treatment with fulvestrant, experienced a confirmed partial response when zotatifin was combined with fulvestrant. A second partial response, which was awaiting confirmatory scan at the time of ASCO presentation and has now been confirmed, was observed with the combination of zotatifin, fulvestrant, and abemaciclib in a patient with PIK3CA mutations that had failed prior treatment with fulvestrant and a CDK4/6 inhibitor.

Expansion of Part 2 of Ongoing Trial

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The Company also announced that based on zotatifin’s mechanism and results observed to date, they’ve expanded the cohort evaluating zotatifin in combination with fulvestrant in ER+ breast cancer patients to 18 patients. A new cohort evaluating zotatifin in combination with fulvestrant in ER+ breast cancer patients with Cyclin D1 amplification is being planned.

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The Company anticipates reporting topline data from current expansion cohorts by the end of 2022, as well as initial overall response rate data from the Cyclin D1 amplified ER+ breast cancer cohort in the first half of 2023.

Business Highlights:

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UCSF Subaward Update: The company received an extension of a subaward from University of California San Francisco (UCSF) to evaluate zotatifin as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19 disease to December 2022. The subaward also includes an amendment to the clinical protocol to utilize a single administration of a subcutaneous formulation of zotatifin for more convenient dosing.

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Appointment of Doug Warner, M.D., as Chief Medical Officer: Dr. Warner’s experience includes roles of increasing responsibility over 18 years at Amgen where he oversaw extensive clinical development programs in multiple indications across oncology and general medicine. In his most recent position, Executive Medical Director, Group Product Area Lead, Dr. Warner provided development guidance and oversight over a broad portfolio of solid tumor immune-oncology and pathway inhibitor development programs that ranged from phase 1 to marketed products. Prior to this position, Dr. Warner was the Global Development Lead for several products including Vectibix®, XGEVA®, and Prolia®. In this role, Dr. Warner led evidence generation and oversaw the design, execution, and analysis of studies across the phases of development, including large global phase 3 trials, and was the clinical development leader for major regulatory filings worldwide. Dr. Warner is co-author on numerous peer-reviewed articles including those in The Lancet, The Lancet Oncology, and The Journal of Clinical Oncology. He received his B.A. from the University of Pennsylvania, his M.D. from the Duke University School of Medicine, and his M.B.A. from the UCLA Anderson School of Management.

Second Quarter 2022 Financial Results

Cash Position and Guidance: The company had cash and cash equivalents, and short-term investments totaling $41.0 million as of June 30, 2022, compared to $45.7 million in cash and cash equivalents as of March 31, 2022. Current cash is anticipated to be sufficient to fund readouts of topline data from its Phase 2b KICKSTART trial evaluating tomivosertib in combination with pembrolizumab in patients with NSCLC in the first half of 2023, topline data from its Phase 2a dose expansion cohorts evaluating zotatifin in patients with certain biomarker-positive solid tumors, including ER+ breast cancer and KRASmut NSCLC, in the second half of 2022 and initial overall response rate data from the Cyclin D1 amplified ER+ cohort in the first half of 2023.

Research and Development (R&D) Expenses: R&D expenses were $6.9 million for the quarter ended June 30, 2022, compared to $4.1 million for the same quarter of 2021. This increase for the quarter was due to higher external development expenses primarily associated with both tomivosertib and zotatifin programs, along with an increase in personnel-related and non-cash stock compensation expenses. R&D expenses included approximately $0.7 million and $0.1 million of non-cash stock compensation expense in the second quarter 2022 and 2021, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $3.0 million for the quarter ended June 30, 2022, compared to $1.7 million for the same quarter of 2021. This increase for the quarter was primarily due to an increase in non-cash stock compensation expense, public company related expenses, including D&O insurance, and personnel related expenses. G&A expenses included approximately $0.6 million and $0.1 million of non-cash stock compensation expense in the quarters ended June 30, 2022 and 2021, respectively.

Other Income (Expense): Other income was $1.0 million for the quarter ended June 30, 2022 and other expense for the quarter ended June 30, 2021 was $0.5 million. Other income in the quarter ended June 30, 2022 consisted primarily of income related to the change in fair value of the company’s share earn-out liability. The fair value of the share earn-out liability of $1.4 million at March 31, 2022 was remeasured at $0.1 million as of June 30, 2022. Other expense for the quarter ended June 30, 2021 primarily consisted of interest expense associated with the company’s term loans.

Net Income (Loss): Net loss was $6.9 million, or $0.17 per basic and diluted share, for the quarter ended June 30, 2022, as compared to net loss of $5.5 million, or a net loss of $3.83 per basic and diluted share, for the same quarter of 2021.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin,

eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E. In addition to the company’s oncology focus, zotatifin is being evaluated as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19 in collaboration with the University of California, San Francisco, under a $5 million grant sponsored by the Defense Advanced Research Projects Agency.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the planned expanded development of zotatifin and the timing thereof; the potential therapeutic benefits of our product candidates; and the sufficiency of our capital resources to allow clinical data readouts and the expansion of our clinical development programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials; additional disruptions to our operations from the COVID-19 pandemic, including clinical trial and manufacturing delays; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from the conflict between Russia and Ukraine or other geopolitical developments outside our control, and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$16,353	$49,702
Short-term investments	24,685	—
Prepaid expenses and other current assets	1,245	3,194

Total current assets	42,283	52,896

Property and equipment, net	242	91
Operating lease right-of-use assets	139	166
Other assets	807	903

Total assets	$43,471	$54,056

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,204	$516
Accrued expenses	2,322	3,418
Current term loans, net	18,911	—
Accrued final payment on term loans, current	1,100	—
Lease liabilities, current portion	48	44

Total current liabilities	23,585	3,978

Earn-out liability, non-current	89	12,130
Non-current term loans, net	—	18,760
Accrued final payment on term loans	—	1,100
Non-current warrant liability	80	678
Non-current lease liabilities	94	126

Total liabilities	23,848	36,772

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	144,448	138,181
Accumulated other comprehensive loss	(82)	—
Accumulated deficit	(124,747)	(120,901)

Total stockholders’ equity	19,623	17,284

Total liabilities and stockholders’ equity	$43,471	$54,056

eFFECTOR Therapeutics, Inc.

Condensed Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Grant revenue	$2,011	$692	$2,011	$692
Operating expenses:
Research and development	6,919	4,072	10,031	8,540
General and administrative	2,973	1,664	6,409	2,933

Total operating expenses	9,892	5,736	16,440	11,473

Operating loss	(7,881)	(5,044)	(14,429)	(10,781)

Other income (expense)	966	(504)	10,583	(1,349)

Net loss	(6,915)	(5,548)	(3,846)	(12,130)
Other comprehensive loss	(32)	—	(82)	—

Comprehensive loss	$(6,947)	$(5,548)	$(3,928)	$(12,130)
Net loss per share, basic and diluted	$(0.17)	$(3.83)	$(0.09)	$(8.38)

Weighted-average common shares outstanding, basic and diluted	41,118,727	1,450,159	40,984,273	1,447,626

Contacts:

Investors:

Stephanie Carrington

Westwicke, an ICR Company

646-277-1282

Stephanie.Carrington@westwicke.com

Media:

Heidi Chokeir, Ph.D.

Canale Communications

619-203-5391

heidi.chokeir@canalecomm.com